REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Management Committee

BMW Financial Services NA, LLC

We have examined BMW Financial Services NA, LLC’s (the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for Asset Backed Notes, BMW Vehicle Lease Trust 2007-1 (except for the servicing criteria described in the following paragraph), which the Company has determined as being applicable to the activities it performs with respect to the asset−backed securities transactions being serviced as of December 31, 2007 and for the period from November 2, 2007 (the date of issuance of the BMW Vehicle Lease Trust 2007-1) to December 31, 2007. Management is responsible for BMW Financial Services NA, LLC’s compliance with those servicing criteria. Our responsibility is to express an opinion on BMW Financial Services NA, LLC’s compliance based on our examination.

The Company has determined that the servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(4)(iii), 1122(d)(4)(ix), 1122(d)(4)(x) (A)-(C), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) are not applicable to the activities it performs with respect to the asset−backed securities transactions being serviced as of December 31, 2007 and for the period from November 2, 2007 (the date of issuance of the BMW Vehicle Lease Trust 2007-1) to December 31, 2007.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified in the first paragraph of this report and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, BMW Financial Services NA, LLC complied, in all material respects, with the aforementioned servicing criteria as of December 31, 2007 and for the period from November 2, 2007 to December 31, 2007.

/s/ J.H. Cohn LLP

Roseland, New Jersey

March 14, 2008